SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WILLIAM LYON HOMES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 15, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation, to be held on Tuesday, May 27, 2014, 10:00 a.m. local time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660.

At the Annual Meeting, you will be asked to: (i) elect eight (8) directors to serve for the ensuing year, (ii) ratify the selection of our independent registered public accounting firm, (iii) vote on an advisory basis to approve our executive compensation (“say-on-pay vote”), (iv) vote on an advisory basis regarding the frequency of future say-on-pay votes, and (v) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm, FOR the advisory say-on-pay vote and FOR every 1 YEAR on the frequency of future say-on-pay votes.

Following the formal business at the Annual Meeting, we will discuss our 2013 fiscal year results.

Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares of William Lyon Homes stock you own, it is important that your shares are represented and voted at the Annual Meeting. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting.

On behalf of the Board of Directors of William Lyon Homes, we thank you for your participation.

General William Lyon	William H. Lyon
Chairman of the Board and Executive Chairman	Director and Chief Executive Officer

Newport Beach, California

April 15, 2014

WILLIAM LYON HOMES

4695 MacArthur Court, 8th Floor, Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS — TUESDAY, MAY 27, 2014

The 2014 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation (the “Company”), will be held on Tuesday, May 27, 2014, 10:00 a.m. local time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660. We will consider and act on the following items of business at the Annual Meeting:

1.	The election of the eight (8) directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election to the Company’s Board of Directors (the “Board”) are: Douglas K. Ammerman, Michael Barr, Gary H. Hunt, General William Lyon, William H. Lyon, Matthew R. Niemann, Nathaniel Redleaf and Lynn Carlson Schell.

2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

3.	Advisory (non-binding) vote on executive compensation (“say-on-pay vote”).

4.	Advisory (non-binding) vote on the frequency of future say-on-pay votes.

5.	Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board recommends a vote: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm, FOR the advisory say-on-pay vote and FOR every 1 YEAR on the frequency of future say-on-pay votes.

Only holders of record of the Company’s Class A common stock and Class B common stock at the close of business on April 4, 2014 are entitled to notice of, to attend, and to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. This process allows the Company to provide its stockholders with Annual Meeting information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible. The Fairmont Hotel is accessible to those who require special assistance. If you require special assistance, please call the hotel at (949) 476-2001.

By Order of the Board of Directors

Jason R. Liljestrom

Vice President, General Counsel and

Corporate Secretary

Newport Beach, California

April 15, 2014

i

ii

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (as used herein, the “Company,” “we,” “us” or “our”), for use at our 2014 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 27, 2014, 10:00 a.m. local time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Directions to attend the Annual Meeting may be found on our website at www.lyonhomes.com. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not incorporated into this Proxy Statement. This is our first meeting of stockholders since our initial public offering became effective in May 2013.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 15, 2014, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Availability of Proxy Materials for the 2014 Annual Meeting

Our proxy statement and 2013 Annual Report are available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2013 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and our Class B common stock as of the close of business on April 4, 2014, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the record date, there were 28,012,415 shares of our Class A common stock outstanding, including an aggregate of 603,834 unvested shares of restricted stock, each entitled to one vote, and there were 3,813,884 shares of our Class B common stock outstanding, each entitled to five votes. There were approximately eight holders of record of our Class A common stock, and one holder of record of our Class B common stock, as of the record date.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 26, 2014. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm, FOR the advisory say-on-pay vote and FOR every 1 YEAR on the frequency of future say-on-pay votes. The proxy gives each of Matthew R. Zaist and Colin T. Severn discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the New York Stock Exchange (the “NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal Nos. 1 (election of directors), 3 (say-on-pay vote) and 4 (frequency vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares. In addition, pursuant to our bylaws, abstentions will not be counted as a vote case “for” or “against” any proposal.

Proposal No. 1: Election of Directors. A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the eight (8) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Abstentions will not be counted either for or against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on Proposal No. 2.

Proposal No. 3: Advisory Say-on-Pay Vote. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will not be counted either for or against this proposal. The approval of Proposal No. 3 is a non-routine proposal on which a broker or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the say-on-pay vote.

Proposal No. 4: Advisory Vote on Frequency of Future Stockholder Advisory Votes on Executive Compensation. The proposal regarding the advisory vote on the frequency of future say-on-pay votes also requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting on such proposal. Abstentions will not be counted either for or against this proposal. If none of the frequency alternatives (one year, two years or three years) receive a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Consistent with current Securities Exchange Act of 1934, as amended (“Exchange Act”) rules, our proxies will have discretionary authority to vote in accordance with the Board’s recommendation for proxy cards that are returned with no selection made relating to this proposal. Because the advisory vote on the frequency of future say-on-pay votes is advisory and not binding on the Company or the Board in any way (as is also the case for the say-on-pay vote and the ratification of the selection of KPMG LLP), the Board may decide that it is in the best interest of the Company and its stockholders to hold an advisory vote on future say-on-pay votes more or less frequently than the option approved by our stockholders.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws (the “bylaws”), the total number of directors constituting the Board shall be fixed exclusively by the Board. Listed below are the Company’s eight current directors. Based upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has resolved that the number of directors constituting the entire Board remain at eight, and has nominated each of the Company’s current directors set forth below for re-election at the Annual Meeting. Each director elected at the Annual Meeting will serve a one-year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this proxy statement.

The Board and the Nominating Committee believe the skills, qualities, attributes and experience of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders.

Name	Age	Position
General William Lyon	91	Chairman of the Board and Executive Chairman
William H. Lyon	40	Director and Chief Executive Officer
Douglas K. Ammerman(a, b, c, d)	62	Director
Michael Barr	43	Director
Gary H. Hunt(a, b, c)	65	Director
Matthew R. Niemann(a, b, c, d)	49	Director
Nathaniel Redleaf(c, d)	29	Director
Lynn Carlson Schell(a, b, c, d)	53	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Nominating Committee
(d)	Member of the Corporate Finance Committee

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NAMED DIRECTOR NOMINEES.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information About Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships between any director or executive officer and any other director or executive officer of the Company, except for General William Lyon and William H. Lyon, who are father and son.

General William Lyon was elected director and Chairman of the Board of The Presley Companies, the predecessor of the Company, in 1987 and has served in that capacity in addition to his role as Chief Executive Officer of the Company since November 1999. General Lyon also served as the Chairman of the Board, President and Chief Executive Officer of the former William Lyon Homes, which sold substantially all of its assets to the Company in 1999 and subsequently changed its name to Corporate Enterprises, Inc. In his current role as Executive Chairman, General Lyon works with the top executives of the Company to set the leadership and strategic direction for the organization. In recognition of his distinguished career in real estate development, General Lyon was elected to the California Building Industry Foundation Hall of Fame in 1985. General Lyon is a retired USAF Major General and was Chief of the Air Force Reserve from 1975 to 1979. General Lyon is a director of Woodside Credit LLC, and was the founding Chairman of the Board of Directors of Commercial Bank of California from 2003 to 2013, and continues to serve as a board member. Since 2005, General Lyon has served on the Board of Leaders of USC’s Marshall School of Business. General Lyon has received countless awards and honors for his tremendous and sustained success in the building industry and his extensive public service record.

General Lyon provides our Board with extensive senior leadership and industry and operational experience and therefore is well-suited to serve as our Chairman of the Board. Through his experience, his knowledge of our operations and the markets in which we compete, and his professional relationships within our industry, General Lyon is exceptionally qualified to identify important matters for Board review and deliberation and is instrumental in assisting the Board in determining our corporate strategy. In addition, by serving as both our Chairman of the Board and Executive Chairman, General Lyon serves as an invaluable bridge between management and the Board and ensures that they act with a common purpose.

William H. Lyon, Chief Executive Officer, worked full time with the former William Lyon Homes from November 1997 through November 1999 as an assistant project manager, has been employed by the Company since November 1999 and has been a member of our Board since January 25, 2000. Since joining the Company as an assistant project manager, Mr. Lyon has served as a Project Manager, the Director of Corporate Development (beginning in 2002), the Director of Corporate Affairs (from February 2003 to February 2005), Vice President and Chief Administrative Officer (from February 2005 to March 2007), and Executive Vice President and Chief Administrative Officer (from March 2007 to March 2009). Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009. Effective on March 18, 2009, Mr. Lyon was appointed as President and Chief Operating Officer of the Company. In his current role as Chief Executive Officer, Mr. Lyon is responsible for the overall strategic leadership of the Company working closely with the Executive Chairman and executive leaders to establish, implement and direct the long-range goals, strategies, plans and policies of the Company. Mr. Lyon is Chairman of the Company’s Management Development and Risk Management Committee and Vice Chair of the Executive Committee. Mr. Lyon is also a member of the Company’s Land Committee. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California, Pretend City Children’s Museum in Irvine, CA and The Bowers Museum in Santa Ana, CA. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University. Mr. Lyon is the son of General William Lyon.

With over 15 years of service with our Company, Mr. Lyon brings to our Board significant executive and real estate development and homebuilding industry experience, as well as an in-depth understanding of the Company’s business model and operations.

Douglas K. Ammerman was appointed to our Board on February 27, 2007. Mr. Ammerman’s business career includes almost three decades of service with KPMG, independent public accountants, until his retirement in 2002. He was the Managing Partner of the Orange County office and was a National Partner in Charge — Tax.

He is a certified public accountant (inactive). Since 2005, Mr. Ammerman has served as a member of the Board of Directors of Fidelity National Financial (a company listed on the New York Stock Exchange), where he also serves as Chairman of the Audit Committee. Mr. Ammerman is also a member of the Board of Directors of Remy International, Inc. (a company listed on the NASDAQ Stock Market), Stantec Inc. (a company listed on the New York Stock Exchange) and El Pollo Loco, for each of which he also serves as Chairman of the Audit Committee. In addition, during the past five years Mr. Ammerman had served as a member of the Board of Directors of Quiksilver (a company listed on the New York Stock Exchange), where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman has served as a director of The Pacific Club for twelve years and is a past president. He also has served as a director of the UCI Foundation for fourteen years. Mr. Ammerman holds a B.A. in Accounting from California State University, Fullerton, and a master’s degree in Business Taxation from University of Southern California.

With nearly three decades of accounting experience, as well as significant executive and board experience, Mr. Ammerman provides our Board with operational, financial and strategic planning insights. Mr. Ammerman developed his finance and accounting expertise while holding positions such as Managing Partner and National Partner at KPMG. With this experience, Mr. Ammerman possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides our Board with valuable insight into finance and accounting related matters.

Michael Barr was appointed to our Board on November 7, 2012 to fill a new Board seat created in connection with the investment of affiliates of Paulson in the Company. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds where he is responsible for all aspects of the real estate private equity business. He is also a partner in Paulson, which he joined in 2008.

From 2001 through 2008, Mr. Barr worked within the Lehman Brothers Real Estate Private Equity Group, serving most recently as a Managing Director of the firm and a principal of Lehman Brothers Real Estate Partners. In this capacity, he was responsible for identifying, evaluating and executing transactions throughout the United States and across all asset classes. While at Lehman Brothers, Mr. Barr led the acquisition of over $8 billion in assets. Prior to joining Lehman Brothers, Mr. Barr served as a principal and a member of the Investment Committee of Westbrook Partners, a real estate merchant banking firm founded by Tiger Management Corporation. During his tenure at Westbrook, which spanned three real estate investment funds, Mr. Barr originated and executed a wide range of real estate transactions. He began his career in the Real Estate Investment Banking group at Merrill Lynch & Co., where he participated in numerous financing and advisory assignments for both public and private real estate companies. Mr. Barr holds a B.B.A. from the University of Wisconsin. He currently serves on the board of Extended Stay Hotels and previously was a board member of Gables Residential Trust and Tishman Hotel & Realty.

With his extensive experience managing a wide variety of real estate transactions, Mr. Barr brings to our Board a deep understanding of and valuable expertise in real estate investment and finance.

Gary H. Hunt joined our Board on October 17, 2005 with over 30 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities.

As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to the largest master-planned community and real estate developers in the Western United States, including Tejon Ranch, DMB Pacific Ventures, Five Point Communities, Lennar, Kennecott Land Company, Lewis Group of Companies, Newhall Land, Strategic Hotels and Resorts REIT, Inland American

Trust REIT, to name a few. Mr. Hunt also works or has worked with major national financial institutions, including Morgan Stanley, Alvarez & Marsal Capital Group, LLC, and regional banks, to manage projects through the current real estate macro-economic restructuring and re-entitlement period.

Mr. Hunt currently serves on the boards of Glenair Corporation, University of California, Irvine Foundation and is Chairman of CT Realty. He formerly was a member and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO.

Matthew R. Niemann was appointed to our Board on February 25, 2012. Mr. Niemann is a Managing Director and Head of Houlihan Lokey Capital’s Real Estate Investment Banking Group. He is a senior member of Houlihan’s Financial Restructuring business, and first joined the firm in 1999. Before rejoining Houlihan in 2008, Mr. Niemann spent three years with Cerberus Capital and served as senior managing director and chief strategic officer of GMAC ResCap (a Cerberus portfolio company) in charge of strategy for its $5.0 billion portfolio of builder and developer real estate investments. Mr. Niemann has been involved as a principal or advisor in a wide range of M&A, financing, restructuring and real estate transactions throughout his career, and is a frequent speaker and regularly testifies as an expert in these areas. Earlier in his career, Mr. Niemann was with PricewaterhouseCoopers and practiced law for several years in the Corporate, Banking & Real Estate practice of Bryan Cave in St. Louis. Mr. Niemann holds a law and finance degree from St. Louis University. He was a guest lecturer at the Kellogg Graduate School of Management at Northwestern University in Chicago; a member of the Ph.D. Dissertation Committee at Webster University; and has also served on the Board of Directors and Executive Committee (Treasurer) of the Ronald McDonald Houses of Greater St. Louis.

With extensive experience as an attorney, financial advisor and investment principal, Mr. Niemann brings to our Board demonstrated leadership skills and expertise in capital markets, real estate investment and finance.

Nathaniel Redleaf was appointed to our Board on February 25, 2012. Since 2006, he has served as an analyst at Luxor Capital Group, LP, which serves as the investment manager to a number of private investment funds. In his role at the firm, Mr. Redleaf focuses primarily on the homebuilding, commercial real estate, finance and gaming sectors. Mr. Redleaf currently serves as a member of the Board of Directors of Innovate Managed Holdings LLC and Eastland Tire Australia Pty. He holds a degree in Political Economy of Industrial Societies from UC Berkeley.

With his investment practice focusing primarily on the homebuilding and other-related sectors, Mr. Redleaf brings to our Board valuable experience in real estate investment and finance.

Lynn Carlson Schell was appointed to our Board on February 25, 2012. Ms. Carlson Schell currently serves as the Managing Principal and Chief Executive Officer of Shelter Corporation and The Waters Senior Living, directing the firm’s strategic planning and long-term growth. Since founding Shelter Corporation in 1993, Ms. Carlson Schell has developed or acquired multi-family and senior housing consisting of over 15,000 units and comprising $800 million of real estate. Ms. Carlson Schell’s core accomplishments include her leadership role in driving Shelter Corporation’s development of affordable housing and spearheading its successful diversification into senior living communities with the 1998 formation of The Waters Senior Living. In 2009, Ms. Carlson Schell was honored as an Industry Leader by the Minneapolis/St. Paul Business Journal. Prior to founding Shelter Corporation, Ms. Carlson Schell spent nine years working as an associate and senior developer with Can-American Corporation. She was responsible for residential, condominium and apartment developments in the Midwest and Florida. Ms. Carlson Schell currently serves as the chair of the Board of Directors at the Friends of the Hennepin County Library Foundation and previously served as the Treasurer of the Twin Cities Chapter of the Young Presidents’ Organization. She also serves on the Board of Directors of the Walker Art Center.

With over thirty years of real estate and executive experience, as well as significant board experience, Ms. Carlson Schell provides our Board with operational, financial and strategic planning insights.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES.

Executive Officers

The following sets forth information regarding the current executive officers of the Company. Biographical information pertaining to General William Lyon and William H. Lyon, each of whom is both a director and an executive officer of the Company, may be found in the section above entitled “Information About Director Nominees.”

Name	Age	Position
General William Lyon	91	Chairman of the Board and Executive Chairman
William H. Lyon	40	Director and Chief Executive Officer
Matthew R. Zaist	39	President and Chief Operating Officer
Colin T. Severn	43	Vice President and Chief Financial Officer
Richard S. Robinson	67	Senior Vice President of Finance and Acquisition

Matthew R. Zaist, President and Chief Operating Officer, joined the Company in 2000 as the Company’s Chief Information Officer. Since joining the Company, Mr. Zaist has served in a number of corporate operational roles, including Executive Vice President from January 2010 to March 2013 and previously, Corporate Vice President — Business Development & Operations from April 2009 to January 2010. Prior to that, Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his current role, Mr. Zaist is responsible for the overall management of the Company’s operations and is a member of the Company’s Executive Committee, Chairman of the Company’s Land Committee and Vice Chairman of the Company’s Management Development and Risk Management Committee. In his most recent role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining William Lyon Homes, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute in Troy, New York.

Colin T. Severn, Vice President and Chief Financial Officer, joined the Company in December 2003, and served in the role of Financial Controller until April 3, 2009. From April 3, 2009, Mr. Severn served as Vice President, Corporate Controller and Corporate Secretary until his promotion to Chief Financial Officer by approval of our Board on August 11, 2009. Mr. Severn continued to serve as the Company’s Corporate Secretary until November 2013. Mr. Severn oversees the Company’s accounting and finance, treasury, and investor relations functions. Mr. Severn is a member of the Company’s Land Committee. Mr. Severn is a CPA (inactive) and has more than 16 years of experience in real estate accounting and finance, including positions with an international accounting firm, and other real estate and homebuilding companies. Mr. Severn holds a B.A. in Business Administration with concentrations in Accounting and Finance from California State University, Fullerton.

Richard S. Robinson, Senior Vice President of Finance and Acquisition, has held this title and served in this capacity since joining the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Robinson had served since May 1997 as Senior Vice President, and as Vice President — Treasurer and other administrative positions at The William Lyon Company or one of its subsidiaries or affiliates since he was hired in June 1979. His experience in residential real estate development and homebuilding finance totals more than 30 years.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the corporate governance section of our website at http://lyonhomes.com/investors/governance. In addition, a printed copy of the guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Corporate Secretary, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

Board Composition and Size

Our Board consists of eight directors, seven of whom were initially appointed pursuant to the Company’s prepackaged joint plan of reorganization in February 2012 (the “Plan”) and one of whom was initially appointed to fill a newly created Board seat in connection with a privately negotiated stock issuance that took place in October 2012 (the “Paulson Subscription Agreement”), and each of whom was subsequently duly elected by the stockholders of the Company at the 2013 annual meeting held on April 29, 2013. The current directors are each nominated for re-election at the Annual Meeting as described above, and will hold office until the Annual Meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. On May 15, 2013, certain funds and accounts managed by Luxor Capital Group, LP (the “Luxor Investor”), WLH Recovery Acquisition LLC (the “Paulson Investor”), and Lyon Shareholder 2012, LLC (“Lyon LLC”), entered into a stockholders agreement pursuant to which the Luxor Investor, Paulson Investor and Lyon LLC agreed to vote their voting shares at any annual or special meeting of the Company’s stockholders to elect one (1) person proposed by the Paulson Investor, three (3) people proposed by the Luxor Investor, and two (2) people proposed by Lyon LLC, to serve on our Board, in each case subject to certain sunset provisions based on then current ownership levels of such investors and subject to other terms and conditions as set forth in the agreement. We refer to such agreement herein as the “Stockholders Agreement,” and the Company is not party to the Stockholders Agreement. As of April 4, 2014, the Luxor Investor, Paulson Investor and Lyon LLC collectively control approximately 71% of the total voting power of the Company’s outstanding capital stock, assuming exercise in full of the outstanding warrant to purchase additional shares of Class B Common Stock held by Lyon LLC, and the Stockholders Agreement applies to the election of up to five (5) seats on our Board, based on the ownership levels as of such date. Other than as provided for in the Plan, the Paulson Subscription Agreement or the Stockholders Agreement, we are not aware of any understandings between the directors or any other persons pursuant to which such individuals were elected as directors or are to be selected as a director or nominee in the future.

Pursuant to the Certificate of Incorporation and the bylaws, the total number of directors constituting our Board shall be fixed exclusively by the Board. Until the date on which shares of our Class B common stock are no longer outstanding (the “Triggering Date”), all directors will be elected, appointed and removed by all common stockholders voting as a single class, with each share of Class A common stock having one vote and each share of Class B common stock having five votes. Until the Triggering Date, each of the members of our Board will be elected at an annual meeting of the stockholders and hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

The Certificate of Incorporation provides further that on the Triggering Date, our Board will be divided into three classes to be comprised of the directors in office, as determined by the directors in office, with each class serving for a staggered three-year term. From the Triggering Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Triggering Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Triggering Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Triggering Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. After our Board is classified as described in the foregoing, no director may be removed except for cause and only with the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Subject to the special rights of any series of preferred stock to elect directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating Committee. In identifying candidates for director, the Nominating Committee and the Board take into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board, and (4) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

Board Leadership Structure

Our current leadership structure permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Effective as of March 6, 2013, William H. Lyon assumed the role of Chief Executive Officer, with General Lyon continuing as Chairman of the Board and Executive Chairman. Our Board has determined this structure to be in the best interests of the Company and its stockholders at this time due to General Lyon’s extensive history with the Company. Separating the Chairman of the Board and Chief Executive Officer roles further allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leveraging the experience and perspectives of the Chairman of the Board.

Furthermore, Mr. Hunt serves as our lead independent director, and has served in such role since May 2012. As the Board’s lead independent director, Mr. Hunt holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Mr. Hunt:

•	presides over executive sessions of our Board and over Board meetings when the Chairman of the Board is not in attendance;

•	consults with the Chairman of the Board and other Board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between Board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the Board agenda so that the agenda includes items requested by non-management members of our Board;

•	administers the annual Board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

The Board periodically reviews the leadership structure and may make changes in the future.

Director Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships with us, our senior management and our independent registered public accounting firm, our Board has determined that all but three of our directors, General Lyon, William H. Lyon and Michael Barr, are independent directors under the standards established by the SEC and the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the following:

•	As described above, Mr. Niemann is a Managing Director and shareholder of Houlihan Lokey (“Houlihan”). As previously disclosed, Houlihan provided certain professional or advisory services to us in 2011 and 2012. Such services were one-time in nature, and the payments received for such services did not exceed the greater of $1 million or 2% of Houlihan’s consolidated gross revenues for such years. Houlihan does not currently provide any professional or advisory services to us, and did not provide any professional or advisory services to us in 2013 other than participating as a non-lead bank in the underwriting syndicate of our initial public offering in May 2013. The aggregate amount of the underwriting proceeds received by Houlihan in connection with the offering did not exceed the greater of $1 million or 2% of Houlihan’s consolidated gross revenues for 2013. Further, Mr. Niemann did not have a direct or indirect interest in the transaction. Accordingly, our Board determined that Mr. Niemann does not have a material relationship with us and that Mr. Niemann is an independent director under the standards established by the SEC and the NYSE.

•	Mr. Ammerman currently serves on the audit committee of more than three publicly traded companies, including William Lyon Homes (NYSE), Fidelity National Financial (NYSE), Remy International, Inc. (NASDAQ Stock Market) and Stantec Inc. (NYSE). Our Board has determined that Mr. Ammerman’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively as a member of our Audit Committee.

Board Meetings

Our Board held 15 meetings during fiscal year 2013. During fiscal year 2013, all incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. Four of our directors attended our 2013 annual meeting of stockholders, which was held prior to our initial public offering in May 2013. In February 2014, the Board adopted a policy that all directors attend the annual meeting of stockholders, either in person or telephonically, absent unusual circumstances, commencing with the Annual Meeting.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. It is our Board’s policy that our lead independent director presides over the executive sessions. Our Board has appointed Mr. Hunt to serve as our lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled Board meeting. In addition, during times when our non-management directors include directors who are not also independent directors, the independent directors also meet separately in executive session as deemed appropriate, and in any event at least one time per year.

Committees of the Board of Directors

We currently have four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a corporate finance committee. The charters of all four of our standing Board committees are available on our website at http://lyonhomes.com/investors/governance. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

The Company has a standing Audit Committee, which is chaired by Douglas K. Ammerman and consists of Messrs. Ammerman, Hunt and Niemann and Ms. Schell. Our Board has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, our Board has determined that Mr. Ammerman is an “audit committee financial expert” as defined by the SEC. Except for Mr. Ammerman, none of the Audit Committee members serves on the Audit Committee of more than three public companies. As described above, our Board has determined that Mr. Ammerman’s simultaneous service on the audit committee of more than three public companies does not impair his ability to effectively serve on the Audit Committee. The Audit Committee met six times in 2013.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•	annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•	review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

The Company has a standing Compensation Committee, which is chaired by Matthew R. Niemann and consists of Messrs. Hunt, Ammerman and Niemann and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Compensation Committee met four times in 2013.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the Board new compensation programs or arrangements if deemed appropriate;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

The Compensation Committee reviews annually the independence of its compensation consultants and other advisors. In March 2012, the Compensation Committee retained Christenson Advisors (“Christenson”), as its compensation consultant to advise the Compensation Committee with respect to various elements of the Company’s executive compensation pay structure for 2012 and into 2013. In November 2013, the Compensation

Committee retained Mercer (US) Inc. (“Mercer”), as its independent compensation consultant to advise on executive and director compensation matters for the remainder of 2013 and into 2014. The Compensation Committee has reviewed the independence of Christenson’s and Mercer’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisors. Following its review, the Compensation Committee has determined that no conflict of interest arose from the work performed by Christenson or Mercer during the year ended December 31, 2013 or thereafter (in the case of Mercer).

Nominating and Corporate Governance Committee

The Company has a standing Nominating Committee, which is chaired by Gary H. Hunt and consists of Messrs. Hunt, Ammerman, Niemann and Redleaf and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Nominating Committee met three times in 2013.

Pursuant to its charter, the primary responsibilities and functions of our Nominating Committee are, among other things, as follows:

•	establish standards for service on our Board and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our Board and to fill vacancies or newly created Board positions;

•	assist the Board in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics;

•	monitor our corporate governance principles and practices and make recommendations to our Board regarding governance matters, including the Certificate of Incorporation, our bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Corporate Finance Committee

The Company has a standing Corporate Finance Committee, which is co-chaired by Mr. Niemann and Ms. Schell, and consists of Messrs. Ammerman, Niemann and Redleaf (effective as of February 2014) and Ms. Schell, in order to consider and make recommendations to the Board regarding issues impacting the financial structure and strategic direction of the Company, including, but not limited to, stock and debt issuance and repurchase policies, stock splits and other proposed changes to the Company’s capital structure, mergers, acquisitions and divestiture activities, and strategic partnerships and investments. The charter of the Corporate Finance Committee provides that each member of the Corporate Finance Committee must be a non-employee director and must be independent, as defined under applicable law and stock exchange rules.

Pursuant to its charter, the primary responsibilities of our Corporate Finance Committee are, among other things, as follows:

•	serve as the designated subcommittee of the Board for the pricing of debt and equity offerings as directed by the Board;

•	review and make recommendations to the Board regarding changes in the Company’s capital structure, including, but not limited to (i) programs to issue or repurchase the Company’s stock, (ii) issues relating to the redemption and/or issuance of any preferred stock of the Company and (iii) stock splits;

•	review and make recommendations to the Board regarding significant stockholder transfers for which the approval of the Board is requested or required;

•	review and make recommendations on financing for mergers, acquisitions and other major financial transactions requiring the approval of the Board; and

•	evaluate any bona fide proposal from a party (other than the Company) that could reasonably be expected to result in a major acquisition, disposition, divestiture, sale, merger or similar major transaction of the Company for recommendation to the full Board.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Board Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. The Board satisfies this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility.

Compensation Risk Assessment

In 2014, at the request of the Compensation Committee, Mercer conducted an evaluation of the Company’s compensation program risk profile in collaboration with Company management, including an assessment of all Company compensation plans, with a particular focus on plans in which senior executives participate, using Mercer’s qualitative evaluation criteria based on best practices for compensation design and risk management. The Compensation Committee and management reviewed and agreed with Mercer’s conclusion that the Company’s compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal year 2013 are Douglas K. Ammerman, Michael Barr, Gary H. Hunt, Matthew R. Niemann and Lynn Carlson Schell. During their service on the Compensation Committee none of the members had any relationship requiring disclosure under Item 404 of Regulation S-K, and none of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s named executive officers has ever served as a director or member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Communications with the Board of Directors

Any stockholder or other interested party may contact an individual director or the lead independent director (either by name or title), our Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to: William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, Attention: Corporate Secretary.

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company’s directors and executive officers, on the Company’s website at http://lyonhomes.com/investors/governance.

The Code of Ethics is available on the Company’s website at http://lyonhomes.com/investors/governance. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. The inclusion of our website address herein does not include or incorporate by reference the information on our website into this proxy statement.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2014, and the Board has directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

Change in Independent Registered Public Accounting Firm

On April 24, 2012, the Board, based on the recommendation of the Audit Committee, formally engaged KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. Prior to the engagement of KPMG, Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.), an independent registered public accounting firm (“Windes”), had been the Company’s independent registered public accounting firm. Upon its completion of its audit of the Company’s financial statements for the fiscal year ended December 31, 2011, Windes was dismissed as the Company’s independent registered public accounting firm.

Windes’ reports for each of the years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2010 and December 31, 2011, and through the current date there were no disagreements between Windes and us on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Windes, would have caused Windes to make reference to such disagreements in the firm’s reports on our financial statements for such periods. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during our two most recent fiscal years or the interim period preceding Windes’ dismissal.

During the Company’s fiscal years ended December 31, 2010 and December 31, 2011, and the subsequent interim period through April 24, 2012, neither the Company nor anyone operating on its behalf has consulted with KPMG regarding (i) either the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement of the type described in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” involving the Company, within the meaning of Item 304(a)(1)(v) of Regulation S-K. Furthermore, KPMG has not provided the Company a written report or oral advice that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

We have provided Windes and KPMG with a copy of the foregoing disclosure prior to the filing of this proxy statement. In addition, we provided Windes with a copy of a Form 8-K disclosing the above matters, which was filed on April 30, 2012. Windes furnished us with a letter addressed to the SEC stating that Windes agreed with such disclosure as related to Windes, and that Windes was not in a position to agree or disagree with such disclosure as related to KPMG. A copy of such letter, dated April 27, 2012, was filed as Exhibit 16.1 to the Form 8-K.

Fees Incurred for Services by Principal Accountant

The fees billed for professional services provided by KPMG, LLP, or KPMG, in fiscal years 2013 and 2012 were:

Type of Fees	2013		2012
Audit Fees	$1,133,975	(1)	$798,000
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$1,133,975		$798,000

(1)	Includes $76,075 for services actually performed in 2012, but billed in 2013.

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, review of the unaudited financial statements included in its quarterly reports on Form 10-Q, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. The Audit Committee approved all audit and non-audit services provided by KPMG in 2013 and 2012.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the 2014 annual meeting of stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2013 with management of William Lyon Homes and with William Lyon Homes’ independent registered public accounting firm, KPMG LLP.

2. The Audit Committee has discussed with KPMG LLP those matters required by Statement on Auditing Standards 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG LLP its independence from William Lyon Homes and its management.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2013 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

THE AUDIT COMMITTEE

Douglas K Ammerman, Chairman

Matthew R. Niemann

Gary H. Hunt

Lynn Carlson Schell

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the record date, April 4, 2014, regarding the beneficial ownership of our Class A common stock and Class B common stock by: (i) each of our directors and director nominees; (ii) each of our named executive officers for the year ended December 31, 2013; (iii) all of our current directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through April 4, 2014. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)			PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class(2)	Number		Percent of Class
Named Executive Officers and Directors:

General William Lyon	Chairman of the Board, Executive Chairman	16,165	(4)	*	—		—	*

William H. Lyon	Director, Chief Executive Officer	115,378	(5)	*	5,721,434	(6)	100%	50.7%

Matthew R. Zaist	President & Chief Operating Officer	362,365	(7)	1.3%	—		—	*

Colin T. Severn	Vice President & Chief Financial Officer	73,822	(8)	*	—		—	*

Brian W. Doyle	Senior Vice President & California Region President	170,814	(9)	*	—		—	*

Richard S. Robinson	Senior Vice President Finance and Acquisition	50,653	(10)	*	—		—	*

Douglas K. Ammerman	Director	23,988	(11)	*	—		—	*

Michael Barr	Director	—		—	—		—	—

Gary H. Hunt	Director	25,592	(12)	*	—		—	*

Matthew R. Niemann	Director	23,816	(13)	*	—		—	*

Nathaniel Redleaf	Director	—		—	—		—	—

Lynn Carlson Schell	Director	23,471	(14)	*	—		—	*

All directors and executive officers as a group (11 individuals)		692,210	(15)	2.5%	5,721,434		100%	51.6%

5% Stockholders (not listed above):

Luxor Capital Group LP(16)		6,294,788		22.5%	—		—	13.4%

Paulson & Co. Inc.(17)		3,322,666		11.9%	—		—	7.1%

Goldman Sachs Asset Management(18)		1,397,449		5.0%	—		—	3.0%

Citadel Advisors LLC(19)		1,403,939		5.0%	—		—	3.0%

*	Denotes less than 1.0% of beneficial ownership.
(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 4, 2014, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Based on (i) 28,012,415 shares of Class A common stock outstanding as of April 4, 2014, including an aggregate of 603,834 unvested shares of restricted stock, (ii) 3,813,884 of Class B Common Stock outstanding as of April 4, 2014, and (c) 1,907,550 shares of Class B common stock issuable upon the exercise of a warrant (the “Class B Warrant”) held by Lyon Shareholder 2012, LLC (“Lyon LLC”). The Class B Warrant is exercisable at any time prior to February 24, 2022. Shares of common stock which the applicable stockholder has the right to acquire within 60 days of April 4, 2014 are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.
(3)	Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share.
(4)	Includes 16,165 shares of unvested restricted stock.
(5)	Includes (i) 100,976 shares of unvested restricted stock, (ii) 11,469 shares of Class A common stock held by William H. Lyon, and (iii) 2,933 shares of Class A common stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”). William H. Lyon (our Chief Executive Officer and Director) is Trustee of the Lyon Trust and holds voting and dispositive power over these shares. William H. Lyon disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858.
(6)	Represents (i) 3,813,884 shares of Class B common stock held by Lyon LLC and (ii) the Class B Warrant held by Lyon LLC. The Class B common stock is convertible into Class A common stock at any time at the election of the holder, as well as under certain other circumstances. The Class B Warrant is immediately exercisable and expires on February 24, 2022. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust, the Trustee of each of which is William H. Lyon (our Chief Executive Officer and Director). The manager of Lyon LLC is William H. Lyon. William H. Lyon may be deemed to have voting and investment power of the securities held by Lyon LLC. William H. Lyon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement, Lyon LLC has agreed to vote its shares in favor of a certain number of director nominees supported by the Luxor Investor (as defined below) and the Paulson Investor (as defined below).
(7)	Includes, in part, (i) 108,916 shares of unvested restricted stock and (ii) 141,425 shares of Class A common stock subject to options exercisable within 60 days of April 4, 2014. Of the shares included in this table, (i) 81,914 shares of Class A common stock, (ii) 50,001 shares of unvested restricted stock, and (iii) 139,769 shares of Class A common stock subject to options exercisable within 60 days of April 4, 2014 are held by a limited liability company of which Mr. Zaist and his spouse are the managers, and in which Mr. Zaist’s trust holds a controlling interest.
(8)	Includes, in part, (i) 20,933 shares of unvested restricted stock and (ii) 23,638 shares of Class A common stock subject to options exercisable within 60 days of April 4, 2014.
(9)	Includes, in part, (i) 51,054 shares of unvested restricted stock and (ii) 64,854 shares of Class A common stock subject to options exercisable within 60 days of April 4, 2014.
(10)	Includes, in part, (i) 17,130 shares of unvested restricted stock and (ii) 17,678 shares of Class A common stock subject to options exercisable within 60 days of April 4, 2014.
(11)	Includes, in part, 6,383 shares of unvested restricted stock.
(12)	Includes, in part, (i) 14,261 shares of Class A common stock and (ii) 3,968 shares of unvested restricted stock, in each case held by a solo defined benefit plan of which Mr. Hunt is the sole beneficiary.
(13)	Includes, in part, 6,211 shares of unvested restricted stock.
(14)	Includes, in part, 5,866 shares of unvested restricted stock.
(15)	Includes, in part, (i) 294,146 shares of unvested restricted stock and (ii) 182,741 shares of Class A common stock subject to options exercisable within 60 days of April 4, 2014.
(16)

Luxor Capital Group LP (“Luxor”), acts as the investment manager of private investment funds that own the shares (collectively, the “Luxor Investors”). Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor is 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement, the Luxor Investors have agreed to vote their shares in favor of a certain number of director nominees supported by Lyon LLC and the Paulson Investor (as defined below).
(17)	Paulson & Co. Inc. (“Paulson”) is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice to and manages various onshore and offshore investment funds and separately managed accounts (collectively, the “Funds”). The shares included in this table are held by WLH Recovery Acquisition LLC, a Delaware limited liability company (the “Paulson Investor”), and the Paulson Investor is one of the Funds. In its role as investment advisor and manager of the Funds, Paulson possesses voting and/or investment power over the ordinary shares owned by the Funds. As the President and sole Director of Paulson, John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement, the Paulson Investor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC and the Luxor Investor.
(18)	Based on a Schedule 13G filed with the SEC on February 13, 2014, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (collectively, “Goldman Sachs Asset Management”), have shared voting power over 1,340,368 shares and shared dispositive power over 1,397,449 shares of our Class A Common Stock. The address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.
(19)	Based on a Schedule 13G filed with the SEC on April, 2014, Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”), and Mr. Kenneth Griffin (collectively, the “Citadel Reporting Persons”), have shared dispositive and voting power over 1,403,939 shares of our Class A Common Stock owned by Citadel Equity Fund Ltd. (“CEF”), Surveyor Capital Ltd. (“SC”), and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors is the portfolio manager for CEF and SC. CAH2 is the managing member of Citadel Advisors. CALC III LP (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address of each of the Citadel Reporting Persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for the Company’s named executive officers (“NEOs”), who for 2013 were:

•	General William Lyon, Chairman of the Board and Executive Chairman;

•	William H. Lyon, Director and Chief Executive Officer;

•	Matthew R. Zaist, President and Chief Operating Officer;

•	Colin T. Severn, Vice President and Chief Financial Officer;

•	Brian W. Doyle, Senior Vice President and California Region President; and

•	Richard S. Robinson, Senior Vice President of Finance and Acquisition

As previously disclosed, effective March 6, 2013: the Board approved (i) a newly established role of Executive Chairman for General William Lyon, (ii) the appointment of William H. Lyon, the Company’s then President and Chief Operating Officer, to the role of Chief Executive Officer and (iii) the appointment of Matthew R. Zaist, the Company’s then Executive Vice President, to the role of President and Chief Operating Officer.

Selected 2013 Business Highlights and Pay for Performance

Our executive compensation programs emphasize pay-for-performance and alignment of executive pay with stockholder interests. As illustrated by the financial and operating results below, 2013 represented a hallmark year for the Company (all results are with comparison to full year 2012).

•	Initial Public Offering. The Company successfully completed its $250 million initial public offering in May 2013, generating net proceeds to the Company of $163.7 million. In connection with its IPO, the Company effected a “Common Stock Recapitalization” which consisted of the conversion of all of our previously outstanding shares of Class D Common Stock, including shares underlying outstanding equity awards, into shares of Class A Common Stock on a one-for-one basis, and a 1-for-8.25 reverse stock split. All share amounts and class references presented in this “Executive Compensation” section give effect to the Common Stock Recapitalization, and thus are on a post-split and post-conversion basis.

•	Strong Financial Performance. Our strong performance in 2013 resulted in Adjusted EBITDA of $88.9 million, an increase of 184% over the prior year, and net income available to common stockholders of $127.6 million, or $4.95 per diluted share. Excluding the $95.6 million deferred tax asset valuation allowance reversal which occurred during the fourth quarter of 2013, net income was $32.0 million and diluted earnings per share was $1.24.

Other key indicators of our successful 2013 fiscal year included, among other things:

•	Operating income of $55.9 million, up more than 28 times

•	Consolidated operating revenue of $572.5 million, up 44%

•	Home sales revenue of $521.3 million, up 100%

•	Homebuilding gross margin of $115.8 million, up 166%

•	New home deliveries of 1,360 homes, up 43%

In addition to the strong financial and operational performance we achieved in 2013, during the year we strengthened our balance sheet and enhanced our financial flexibility with several successful capital markets transactions including our May IPO and a $100 million tack-on bond offering in October, collectively generating $263.7 million of net proceeds for the Company which we used for general corporate purposes, including substantial investment in land and land development, enabling us to lay the foundation for our growth plans.

•	Pay for Performance. In 2013, we adopted incentive compensation programs with clearly defined performance objectives, reflecting our commitment to a pay for performance philosophy. Based on the strong financial performance noted above, we exceeded our maximum goals for 2013 Adjusted EBITDA and return on equity, or ROE, the two pre-established financial measures under our annual cash incentive award program and equity incentive award program, respectively, which contributed to achievement of Adjusted EBITDA at 148% of target for purposes of the annual cash incentive award program and achievement of ROE at 178% of target (707% of target if you include the $95.6 million deferred tax asset valuation allowance reversal) for purposes of the equity incentive award program, resulting in the payment of cash bonus amounts at 150% of target levels and shares earned under the equity incentive program at 150% of target shares.

Other Compensation and Governance Highlights

•	We maintain robust stock ownership guidelines, requiring our named executive officers to hold 100% of their shares until they attain certain pre-established multiples of base salary which are 4x (for our CEO and COO) and 2x (for all other NEOs) base salary.

•	All of our employees and Board members are prohibited from engaging in short sales, purchasing or pledging shares on margin (other than for “cashless exercise” of stock options) and, absent highly unusual circumstances, are prohibited from entering into any hedging or similar transactions with respect to securities.

Compensation Philosophy and Objectives

The goals of the Company’s compensation program are to provide significant rewards for successful performance and to encourage retention of top executives who may have attractive opportunities at other companies, given the highly competitive homebuilding industry, and to align executive pay with the interests of the Company’s stockholders. At the same time, the Company tries to keep its selling, general and administrative, (“SG&A”), costs at competitive levels when compared with other major homebuilders.

Role of the Compensation Committee and Compensation Consultants

The Company’s executive compensation decisions are made by the Compensation Committee, which is composed entirely of independent non-employee members of the Company’s Board. The Compensation Committee receives recommendations from the Company’s senior executive management team regarding the compensation of the Company’s executives. The Compensation Committee also consults with outside independent compensation consultants as it deems appropriate. In March 2012, the Compensation Committee retained Christenson Advisors as its independent compensation consultant to advise the Compensation Committee with respect to various elements of our executive compensation pay structure. In 2012 and early 2013, Mr. William H. Lyon and Mr. Zaist were involved in the compensation process by making recommendations to the Compensation Committee regarding compensation for the NEOs and other senior executives and by working with Christenson Advisors to give them the information necessary to enable them to complete their reports.

In general, the Compensation Committee strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its compensation objectives. The objective of the Company’s non-cash and long-term incentive-based programs is to align the compensation of the NEOs with the interests of the

Company’s stockholders. However, the Compensation Committee does not have rigid apportionment goals or policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. The Company’s mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The differences in NEO compensation levels reflect to a significant degree the varying roles and responsibilities of each NEO.

During the first quarter of 2013, the Compensation Committee reviewed the Company’s compensation programs and practices in light of certain comparative data on long-term equity compensation, base salaries and bonuses compiled by its independent compensation consultant, Christenson Advisors, at the request of the Compensation Committee. Given the anticipation that the Company would become publicly traded, Christenson Advisors compiled information on the compensation practices of a public homebuilder peer group that generally included the following companies: Beazer Homes, DR Horton, Hovnanian Enterprises, KB Home, Lennar, MDC Holdings, Meritage Homes, Pulte Group, Ryland Group, Standard Pacific and Toll Brothers. In selecting the homebuilders most comparable to the Company to be included in the peer group, Christenson Advisors focused on companies’ size, location and development projects, as well as the background and experience of management. Christenson also provided the Compensation Committee with select compensation data for a number of private homebuilder companies, based on Christenson’s survey of such companies.

In setting the compensation levels of the Company’s executive officers for 2013, the Compensation Committee reviewed the peer group data compiled by Christenson Advisors and relied on Christenson Advisors’ peer group analyses of public and private homebuilders, utilizing this data to inform the Compensation Committee’s decisions regarding compensation levels for the Company’s executive officers for 2013. In arriving at its decisions, the Compensation Committee generally benchmarked its decisions against the bottom quartile of the public homebuilder peer group companies and the top quartile of the private homebuilder data in the analyses provided by Christenson Advisors. Benchmarking against peer group companies was one aspect of the process used to establish fiscal year 2013 compensation, as the Compensation Committee also relied on its experience and judgment as well as the Company’s recent performance and restructuring and the current economic environment to set overall compensation levels. The Compensation Committee also based its determinations for 2013 compensation levels on each individual NEO’s leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee was advised by Christenson Advisors that 2013 overall compensation for our NEOs fell within the targeted benchmark of the bottom quartile of the public homebuilder peer group companies and the top quartile of the private homebuilders surveyed by Christenson, adequately reflecting the Company’s relative market position and growth as it emerged from restructuring.

In November 2013, the Compensation Committee retained Mercer (US) Inc. as its independent compensation consultant to advise on executive and director compensation matters for 2014.

Elements of Compensation for 2013

Base Salary

The Company’s Compensation Committee generally reviews the base salary of the Company’s NEOs annually. For 2013, with respect to all NEOs other than General Lyon, for whom salary was the principal component of compensation, the Company does not regard salary as the principal component of compensation, and also uses short-term annual incentive bonuses and long-term equity incentives to reward performance and loyalty while keeping SG&A costs competitive.

Effective March 11, 2013, the base salaries of Messrs. William H. Lyon, Severn, Zaist, Doyle and Robinson were increased as reflected below, based in part on the Compensation Committee’s desire to benchmark against the bottom quartile of the public homebuilder peer group companies and the top quartile of the private homebuilder data in the analyses provided by Christenson Advisors in early 2013, as well as the Compensation

Committee’s determination that such increases were warranted based on the Company’s and the executives’ performances during 2012, and to reflect the change in roles for Messrs. William H. Lyon and Zaist. The table below shows each NEO’s annual base salary for each of the 2012 and 2013 fiscal years.

Name	FY 2012 Base Salary ($)	FY 2013 Base Salary ($)
General William Lyon	1,000,000	1,000,000
William H. Lyon	500,000	600,000
Matthew R. Zaist	350,000	500,000
Colin T. Severn	200,000	250,000
Brian W. Doyle	275,000	300,000
Richard S. Robinson	200,000	225,000

2013 Annual Bonuses

For fiscal year 2013, General William Lyon was eligible to earn a cash bonus of up to 100% of his base salary, to be determined based upon the recommendation of the Compensation Committee, in its discretion.

Pursuant to the annual incentive cash bonus program for 2013 adopted by the Board, certain of the NEOs were eligible to earn a cash bonus up to 150% of his target bonus opportunity based on the Company’s achievement of a pre-established consolidated EBITDA target (in the case of Messrs. William H. Lyon, Zaist, Severn and Robinson) and, in the case of Mr. Doyle, a blend of consolidated EBITDA (weighted 30%) and regional EBITDA (weighted 70%), in each case with such adjustments as may be approved by the Compensation Committee, including positive and negative discretion, as applicable. Bonus payouts as a percentage of target cash bonus opportunity for NEOs are set forth below:

	Threshold	Target	Maximum
Percent of EBITDA Target Achieved	75%	100%	125%
Bonus Payout (as a % of Target Bonus Opportunity	50%	100%	150%

Achievement of performance criteria in between the threshold, target and maximum levels above would result in payouts calculated on a linear, 2:1 increase or decrease (e.g., if 87.5% of the target is achieved, the NEO’s payout will be 75% of his target bonus opportunity, or if 110% of the target is achieved, the NEO’s payout will be 120% of his target bonus opportunity). Target bonus opportunities were 100% of base salary for each of Messrs. William H. Lyon, Zaist and Doyle, 70% of base salary for Mr. Severn and 67% of base salary for Mr. Robinson.

As permitted under the terms of the 2013 annual incentive cash bonus program, consolidated EBITDA, meaning net income (loss) attributable to the Company, was adjusted for benefit from income taxes, interest expense (incurred and capitalized), amortization of capitalized interest included in cost of sales, stock based compensation, loss on sale of fixed asset and depreciation and amortization. The 2013 consolidated Adjusted EBITDA target was set at a level that was 192% greater than actual results of such metric for the 2012 fiscal year. On a regional level, the target for California was set at a level that was also significantly higher than what was actually achieved in 2012.

The table below shows the Adjusted EBITDA goal established and our actual performance for 2013:

Target Adjusted EBITDA	Actual Adjusted EBITDA	Percent of Target
$60.1 million	$88.9 million	148%

Based on the achievement of Company and regional levels of Adjusted EBITDA performance at above 125% of target levels, and the Compensation Committee’s determination not to exercise negative discretion to reduce any individual performance award, the Compensation Committee approved payouts under the 2013 annual incentive cash bonus program at 150% of target bonus for all eligible NEOs, including Messrs. William H. Lyon, Zaist, Severn, Doyle and Robinson. The Compensation Committee determined to award a 2013 cash bonus to General Lyon at the maximum amount of $1,000,000 based on the Company’s performance during the 2013 fiscal year in comparison to its business plan, the experience and tenure of General Lyon, General Lyon’s key contacts and relationships in the industry enhancing business growth and opportunities for the Company, General Lyon’s continuing mentorship role for key Company executives, General Lyon’s employment agreement, and General Lyon’s responsibilities, contributions and overall compensation. Set forth below are the 2013 cash bonus payouts for each NEO:

Name	2013 Cash Bonus ($)
General William Lyon	1,000,000
William H. Lyon	900,000
Matthew R. Zaist	750,000
Colin T. Severn	262,500
Brian W. Doyle	450,000
Richard S. Robinson	225,000

One-Time Prop 30 Cash Awards

On February 27, 2013, the Compensation Committee determined to award to certain Company executives who reside in California, including Messrs. Zaist, Severn, Doyle and Robinson, an additional cash payments intended to offset the impact of higher income tax rates retroactively imposed on such executives as a result of the passage of the State of California’s Proposition 30 in November 2012, or Prop 30. In connection with certain restricted stock awards granted to these executives in October 2012, the executives took action anticipating the tax impact at the time, but Prop 30 had the effect of imposing additional taxes subsequent to such action and taxable events. The additional payments were one-time in nature and meant to cover such additional taxes owed by the executive due to Prop 30. The aggregate amount of these cash awards were as follows: Mr. Zaist ($61,971); Mr. Severn ($6,865); Mr. Doyle ($19,151); and Mr. Robinson ($5,148).

Long-Term Equity-Based Compensation

On February 27, 2013, the Board adopted the 2013 long-term equity incentive program (the “2013 LTIP”). Under the 2013 LTIP, an aggregate of 173,793 shares of performance-based restricted shares of the Company’s Class A Common Stock (giving effect to the Common Stock Recapitalization) were awarded to Messrs. William H. Lyon, Zaist, Severn, Doyle and Robinson with a grant date of March 1, 2013, representing the maximum number of shares of performance-based restricted stock that may be earned under the 2013 LTIP, subject to forfeiture based on service and performance conditions. The number of shares reflected below represents the target number of shares that may be earned, or Target Shares, based on the Company’s achievement of a pre-established ROE performance target as of the end of the 2013 fiscal year, with such adjustments as may be approved by the Compensation Committee. ROE is calculated as the percentage equivalent of the fraction resulting from dividing the Company’s net income available to common stockholders during the 2013 performance period by the Company’s total stockholders’ equity, including redeemable preferred convertible stock, at December 12, 2012, each calculated in accordance with generally accepted accounting principles.

One-third of the earned shares will vest on each of the first, second and third anniversaries of the grant date, subject to each officer’s continued service through each such vesting date. The performance-based restricted stock opportunities for certain of our NEOs are set forth below:

	Threshold	Target	Maximum
Percent of ROE Target Achieved for 2013 Fiscal Year	75%	100%	125%
Target Shares Earned	50%	100%	150%

Achievement of the ROE target in between the threshold, target and maximum levels above would result in Target Shares earned calculated on a linear, 2:1 increase or decrease (e.g., if 87.5% of the target is achieved, the NEO’s payout will be 75% of his Target Shares, or if 110% of the target is achieved, the NEO’s payout will be 120% of his Target Shares).

Name	Target Shares of Performance-Based Restricted Stock(giving effect to the Common Stock Recapitalization)
William H. Lyon	42,781
Matthew R. Zaist	35,651
Colin Severn	8,913
Brian Doyle	21,391
Richard S. Robinson	7,131

Target ROE for 2013 was 13.49%. In February 2014, the Compensation Committee determined that the Company achieved ROE of 23.9%, or 178% of target (707% of target if you include the $95.6 million deferred tax asset valuation allowance reversal), resulting in each NEO listed above earning 150% of his Target Shares.

In addition, in November 2013, the Compensation Committee approved an amendment to the existing five-year stock options granted to certain executives, including certain NEOs, in October 2012, to extend the mandatory exercise period of such options. The existing award agreements for the five-year options had been subject to mandatory exercise upon the earlier of the expiration of the lock-up period following an initial public offering of the Company or the expiration of the five-year term, provided, that if the initial public offering occurred prior to the applicable vesting date of the options, such options would be exercised upon the applicable vesting date. The amendment to the five-year option agreements modified the awards such that the mandatory exercise period was extended to the first open trading window under the Company’s Insider Trading Policy, which had been adopted in connection with the Company’s May 2013 IPO, during the first quarter of 2014, and for the subsequent fiscal year for any unvested tranches as of such date, such that any mandatory exercise of the five-year options would occur only during an open trading window.

Perquisites and Other Personal Benefits

The Company provides certain of our management team and more senior executives, including our NEOs, with certain perquisites and other personal benefits that the Company believes are reasonable and consistent with the overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include an annual automobile allowance of $4,800 ($400 per month), payable in accordance with the Company’s regular payroll schedule, and reimbursement for gasoline for use of one personal vehicle. Our NEOs are also eligible to participate in an executive supplemental health insurance plan.

In addition, the Company has established a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2013, the prescribed annual limit was $17,500, plus up to an additional $5,500 “catch-up” contribution available for eligible participants over age 50. The Company believes that providing a vehicle for tax-preferred retirement savings through the 401(k) plan adds to the overall desirability of its executive compensation package and further incents the Company’s employees, including the NEOs, in accordance with the Company’s compensation policies. For 2013, the Company approved payment of matching contributions to each eligible participant’s plan account in an amount equal to 50% of each participant’s deferrals for 2013, up to a maximum of 3% of the participant’s eligible compensation during 2013.

Stock Ownership, Holding and Anti-Pledging Policies

On February 27, 2013, our Board adopted the stock ownership threshold levels set forth in the table below:

Position	Minimum Level of Stock Value Required to be Held
Chief Executive Officer and Chief Operating Officer	4x Base Salary
Other NEOs	2x Base Salary

Under the terms of the Company’s stock ownership guidelines, executive officers must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the executive officer’s qualifying holdings meet or exceed the applicable salary multiple. In addition, absent a waiver by the Company or undue hardship, executive officers may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable salary multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held by the executive officer or certain trusts or entities controlled by the executive officer, (ii) held by a 401(k) or other qualified pension or profit-sharing plan for the executive officer’s benefit and (iii) underlying vested restricted stock units. All of our NEOs are in compliance with the stock ownership guidelines.

In addition, the Company has also implemented a prohibition applicable to all of our directors and employees, including our executive officers, from engaging in short sales, purchasing or pledging shares on margin (other than for “cashless exercise” of stock options) and, absent highly unusual circumstances, all such employees and directors are prohibited from entering into any hedging or similar transactions with respect to securities.

Delegation of Authority to Grant Equity Awards

In February 2013, the Compensation Committee established a subcommittee comprised of our Chief Executive Officer in his capacity as a member of the Board, as sole member, with limited authority to grant a certain number of restricted stock awards to employees of the Company who are not participants in the 2013 LTIP, and subject to certain other limitations and conditions. In accordance with this delegated authority, for fiscal year 2013, the subcommittee granted a total of 35,286 shares of restricted stock.

Employment Agreements and Severance Benefits

General William Lyon and William H. Lyon

Effective February 25, 2012, the Company and California Lyon entered into employment agreements with General William Lyon and William H. Lyon, pursuant to which General Lyon will continue to serve as the Chairman of the Board of Directors and Chief Executive Officer of the Company and California Lyon, and William H. Lyon will continue to serve as President and Chief Operating Officer of the Company and California Lyon. On March 6, 2013, the Company’s Board established the new role of Executive Chairman for General Lyon. General Lyon will no longer serve as Chief Executive Officer of the Company but will continue to serve as Chairman of the Board. On the same date, the Company’s Board appointed William H. Lyon to serve as Chief Executive Officer of the Company.

The term of each employment agreement expires on December 31, 2014, subject to earlier termination as provided in the employment agreement. Under the employment agreements, General Lyon and William H. Lyon are entitled to annual base salaries of $1 million and $500,000 per year, respectively. Effective as of March 11, 2013, the Board increased Mr. William H. Lyon’s annual base salary to $600,000 per year.

Under these employment agreements, commencing with fiscal year 2013, bonuses will be payable under the Company’s bonus program for senior executives, in the sole discretion of the Company’s Compensation Committee. The payment of a portion of the bonuses may be deferred as provided in the terms of the bonus program.

In the event of the termination of the executive’s employment by California Lyon without “cause” as defined in each employment agreement or the termination by the executive of his employment for “good reason” as defined in each employment agreement, the executive is entitled to receive (i) a payment equal to the greater of 18 months of salary or the amount of salary otherwise payable for the remainder of the scheduled term of employment; (ii) any deferred and unpaid bonuses; and (iii) the amount of bonus that the executive would have earned in the year of termination. In addition, the executive is entitled to receive reimbursement for certain health benefits coverage through the earlier of the end of the originally scheduled term of employment (but not less than 6 months after the date of termination) and the date when the executive becomes covered under another group health or disability plan.

Under the employment agreements, “good reason” will be deemed to have occurred, among other things, (i) if California Lyon breaches the employment agreement (including a material reduction in compensation, title, positions, responsibilities, authority or duties), (ii) if the Company or California Lyon ceases to acquire or develop land or materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business outside of Orange County, California; or (iv) upon the occurrence of a change of control, as defined in the employment agreement.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive (i) a payment equal to the amount of salary otherwise payable for the remainder of the scheduled term of employment; (ii) any deferred and unpaid bonuses; and (iii) continued health insurance coverage for a specified period of time following termination.

Matthew Zaist, Colin Severn, Brian Doyle and Richard Robinson

On October 10, 2012, our Board approved, effective as of September 1, 2012, an employment agreement between California Lyon and Mr. Zaist and employment agreements between California Lyon and each of Messrs. Severn, Doyle and Robinson, or the 2012 Employment Agreements. For Mr. Zaist, the 2012 Employment Agreement was amended effective as of March 6, 2013 to reflect his change in position to President and Chief Operating Officer, base salary increase and that his annual cash bonus target would be no less than 100% of his annual base salary (as compared to no less than 125% of base salary as provided in the 2012 Employment Agreement). For Messrs. Severn, Doyle and Robinson, the 2012 Employment Agreement was replaced and superseded by a new form of employment agreement effective as of April 1, 2013, which reflected increases to base salary, as applicable, replaced certain incentive award provisions with references to the Compensation Committee’s establishment of any such programs, and certain other nonmaterial changes. The new agreements, or amended agreements, as applicable, for each of Messrs. Zaist, Severn, Doyle and Robinson are individually referred to as an “Employment Agreement” and collectively referred to as the “Employment Agreements.”

The term of Mr. Zaist’s Employment Agreement will expire on August 31, 2015, subject to earlier termination as provided in the agreement. The term of the Employment Agreements for each of Messrs. Severn, Doyle and Robinson are for an initial period expiring March 31, 2014, with automatic one-year renewal periods annually thereafter unless either party provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term.

Under the Employment Agreements, Messrs. Zaist, Severn, Doyle and Robinson are entitled to annual base salaries of $500,000, $250,000, $300,000 and $225,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee.

Messrs. Zaist, Severn, Doyle and Robinson each had the right to earn a cash bonus during the 2013 fiscal year with a target amount equal to 100%, 70%, 100% and 67% of base salary, respectively, payable in part in 2014 and 2015, as provided for in the employment agreements and the terms of the 2013 annual cash incentive program. Future target bonus levels will be established by the Compensation Committee in its sole discretion and, in the case of Mr. Zaist, will not be less than 100% of Mr. Zaist’s annual base salary.

In the event of a termination of the executive’s employment due to death or disability, by the Company for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the Employment Agreements, in the event of the termination of the executive’s employment by the Company without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.5, in the case of Mr. Zaist, and 1.0, in the case of Messrs. Severn, Doyle and Robinson, multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Messrs. Zaist and Robinson, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of each of Messrs. Severn and Doyle, if such termination occurs on or within 12 months following a change in control as defined in the employment agreement (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan; (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period (twelve-month period in the case of Mr. Zaist) beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan; and (v) in the case of Mr. Zaist, a release of claims from the Company, the Company and their affiliates.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and his compliance with certain noncompetition and nonsolicitation obligations. The Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by the Company (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or the Company’s principal place of business outside a specified area, or (iii) the occurrence of a “change in control”, as defined in the employment agreement. In addition, under Mr. Zaist’s New Employment Agreement, “good reason” also includes certain changes with respect to Mr. Zaist’s reporting relationship within the Company or in the senior management structure of the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. Because the Company was not subject to Section 162(m) of the Code in 2013, it was not a factor in the Company’s 2013 compensation decisions.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20%

excise tax on the individual with respect to the excess parachute payment. Parachute payments are those amounts of compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving certain compensation arrangements for the NEOs in the future, the Compensation Committee may consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the 2013, 2012 and 2011 fiscal years earned by, awarded to or paid to the NEOs.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
General William Lyon	2013	1,000,000		1,000,000		—	—	—	—	27,902	(7)	2,027,902
Chairman of the Board and Executive Chairman	2012	1,000,000		500,000		—	—	—	—	—		1,500,000
	2011	1,000,000		—		—	—	—	—	—		1,000,000

William H. Lyon	2013	576,923	(5)	—		600,000	—	900,000	—	29,726	(7)	2,106,649
Director and Chief Executive Officer	2012	453,847		250,000		—	—	—	—	—		703,847
	2011	490,385		—		—	—	—	—	—		490,385

Matthew R. Zaist	2013	465,384	(5)	38,682	(6)	500,000	101	750,000	—	38,724	(7)	1,792,891
President and Chief Operating Officer	2012	350,000		437,500		1,260,000	1,192,966	—	—	—		3,240,466
	2011	330,769		—		—	—	324,620	—	—		655,389

Colin T. Severn	2013	238,461	(5)	4,347	(6)	125,000	15	262,500	—	24,304	(7)	654,627
Vice President and Chief Financial Officer (Principal Financial Officer)	2012 2011	200,000 200,000		120,000 —		210,000 —	196,014 —	— 165,497	— —	— —		726,014 365,497

Brian W. Doyle	2013	294,231	(5)	11,954	(6)	300,000	42	450,000	—	26,798	(7)	1,083,025
Senior Vice President and California Region President	2012 2011	275,000 267,308		206,250 —		577,500 —	537,971 —	— 318,743	— —	11,767 —		1,608,488 586,051

Richard S. Robinson	2013	219,230	(5)	3,260	(6)	100,000	11	225,000	—	20,372	(7)	567,862
Senior Vice President Finance and Acquisition

(1)	The amounts shown represent base salaries paid to each named executive officer during 2013. Effective as of March 11, 2013, the base salaries for Messrs. Severn, William H. Lyon, Zaist and Doyle were increased as described above in “—Compensation Discussion and Analysis-Elements of Compensation-Base Salary” and “—Employment Agreements and Severance Benefits.”
(2)	For 2013, represents the grant date fair value of performance-based restricted stock awards subject to the achievement of pre-established ROE targets for 2013. The grant date fair value of these awards is based on the fair market value of our Class A Common Stock on the date of grant, which was determined by the Company’s Board to be $14.03 (on a post-split basis and post-conversion basis), multiplied by the target number of shares granted. One-third of the earned shares vest on each of the first, second and third anniversaries of the grant date, subject to each officer’s continued service through each such vesting date. The fair value of these performance-based restricted stock awards assuming achievement of the ROE goals at the maximum level is as follows:

Fair Value Performance-Based Stock Awards Assuming Maximum Performance ($)
General William Lyon	—
William H. Lyon	$900,000
Matthew R. Zaist	$750,000
Colin T. Severn	$187,500
Brian W. Doyle	$450,000
Richard S. Robinson	$150,000

(3)	In November 2013, the Compensation Committee extended the mandatory exercise periods of the five-year stock options granted in October 2012. Amounts in the table for 2013 reflect the incremental fair value resulting from this modification. For additional information see “—Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity-Based Compensation.”
(4)	The amounts shown for 2013 represent performance-based cash incentive payments pursuant to the Company’s 2013 incentive program. Payments of annual cash incentive awards were conditioned on the Company’s achievement of pre-established consolidated and regional level Adjusted EBITDA targets, as applicable. Based on the Company’s achievement of the Adjusted EBITDA targets at above the maximum level, each named executive officer received a cash incentive award equal to 150% of their target opportunity for 2013.
(5)	Effective March 11, 2013, the annual base salaries of Messrs. William H. Lyon, Zaist, Severn, Doyle and Robinson were increased to $600,000 from $450,000, to $500,000 from $350,000, to $250,000 from $200,000, to $300,000 from $275,000, and to $225,000 from $200,000, respectively. The amounts shown reflect the amount of salary actually paid in 2013.
(6)	Reflects one-time cash awards intended to offset the impact of higher income tax rates retroactively imposed on such executives as a result of the passage of Prop 30. Additionally, the Company provided a gross-up payment to reimburse the executives for the additional taxable income resulting from these awards, which amounts are included in the All Other Compensation column and disclosed in footnote 7 below.
(7)	Reflects the following personal benefits and 401(k) Company matching contributions:

	Automobile Allowance	Gasoline Reimbursement on Personal Vehicle	Exec-U-Care Health Care Reimbursement Program	Tax Gross up of Prop. 30 Bonus Payment	Company 401(k) Matching Contributions
General William Lyon	$4,800	$0	$23,102	$0	$0
William H. Lyon	$4,800	$1,063	$16,213	$0	$7,650
Matthew R. Zaist	$4,800	$2,985	$0	$23,289	$7,650
Colin T. Severn	$4,800	$3,831	$7,706	$2,518	$5,449
Brian W. Doyle	$4,800	$6,751	$400	$7,197	$7,650
Rick Robinson	$4,800	$2,640	$3,394	$1,888	$7,650

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2013. In connection with our initial public offering in May 2013, we effected a 1-for-8.25 reverse stock split with respect to each share of our Class A Common Stock and Class B Common Stock, and all of our previously outstanding shares of Class D Common Stock, including shares underlying outstanding equity awards, Class C Common Stock and Convertible Preferred Stock were converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the reverse stock split. We refer to such reverse stock split and share conversion herein as the Common Stock Recapitalization, and all share amounts and class references herein, including the table below, give effect to the Common Stock Recapitalization, and thus are on a post-split and post-conversion basis.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($/Sh)		Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
General William Lyon	—	—	—	—	—	—	—					—

William H. Lyon	—	300,000	600,000	900,000
	3/1/2013				21,391	42,781	64,172					$600,000	(5)

Matthew R. Zaist	—	250,000	500,000	750,000
	3/1/2013				17,826	35,651	53,476					$500,000	(5)
	11/5/2013							59,317	(3)	8.6625	(4)	$101	(6)

Colin T. Severn	—	87,500	175,000	262,500
	3/1/2013				4,457	8,913	13,369					$125,000	(5)
	11/5/2013							8,893	(3)	8.6625	(4)	$15	(6)

Brian W. Doyle	—	150,000	300,000	450,000
	3/1/2013				10,696	21,391	32,086					$300,000	(5)
	11/5/2013							24,454	(3)	8.6625	(4)	$42	(6)

Richard S. Robinson	—	75,000	150,000	225,000
	3/1/2013				3,565	7,131	10,696					$100,000	(5)
	11/5/2013							6,670	(3)	8.6625	(4)	$11	(6)

(1)	Represents threshold, target and maximum payouts under the 2013 annual cash incentive program. The NEOs were eligible to earn cash bonuses for 2013 based on the Company’s achievement of a pre-established consolidated EBITDA targets (in the case of Messrs. William H. Lyon, Zaist, Severn and Robinson) and a blend of consolidated EBITDA and regional EBITDA (in the case of Mr. Doyle), in each case with such adjustments as approved by the Compensation Committee, including positive and negative discretion, as applicable. Threshold amounts were set at 50% of each NEO’s target bonus opportunity and maximum amounts were set at 150% of each NEO’s target bonus opportunity. For a description of the 2013 annual incentive program, see “—Compensation Discussion and Analysis-Elements of Compensation-2013 Annual Bonuses.”
(2)	Represents threshold, target and maximum shares that could be earned under the 2013 LTIP based on the Company’s achievement of pre-established ROE performance targets for fiscal 2013. One-third of the earned shares vest on each of the first, second and third anniversaries of the grant date, subject to each officer’s continued service through each such vesting date.
(3)	Reflects the five-year options that were granted on October 1, 2012 and modified on November 5, 2013 to extend their mandatory exercise period. For additional information see “—Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity-Based Compensation.”
(4)	The Company’s Board determined the fair market value of the Class A Common Stock on the date of grant to be $8.6625 (giving effect to the Common Stock Recapitalization).
(5)	The value of the restricted stock awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the fair market value of the Class A Common Stock on the date of grant, which was determined by the Company’s Board to be $14.025 (giving effect to the Common Stock Recapitalization) multiplied by the target number of shares granted.
(6)	Amounts represent the incremental fair value attributed to the extension of the exercise period of the options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs, as applicable, at December 31, 2013. Amounts shown in the table below give effect to the Common Stock Recapitalization.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(2)
William H. Lyon	—	—	—	—	—	—	64,172	1,420,768

Matthew R. Zaist	49,434	9,883	8.66	9/30/2017	14,351	317,731	53,476	1,183,959
	141,425	28,272	8.66	9/30/2022	—	—	—	—

Colin T. Severn	7,411	1,482	8.66	9/30/2017	2,557	56,612	13,369	295,990
	23,636	4,726	8.66	9/30/2022	—	—	—	—

Brian W. Doyle	20,379	4,075	8.66	9/30/2017	7,033	155,711	32,086	710,384
	64,854	12,965	8.66	9/30/2022	—	—	—	—

Richard S. Robinson	5,558	1,112	8.66	9/30/2017	1,918	42,465	10,696	236,809
	17,678	3,535	8.66	9/30/2022	—	—	—	—

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the restricted stock and option awards that are represented in the above table.
(2)	Represents the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 31, 2013, of $22.14 per share, multiplied by the number of shares, or unearned shares, as applicable, that have not vested.

The following table provides the vesting schedule with respect to each of the awards set forth in the table above.

Name	Grant Date	Award Type	Vesting Schedule
William H. Lyon	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 64,172 shares were earned. 21,391 shares vest on each of 3/1/2014 and 3/1/2015 and 21,390 shares vest 3/1/2016

Matthew R. Zaist	10/01/2012	Restricted Stock	14,351 shares vest on 12/31/2014

	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 53,476 shares were earned. 17,826 shares vest on 3/1/2014 and 17,825 shares vest on each of 3/1/2015 and 3/1/2016
	10/01/2012	5-year Options	9,883 options vest on 12/31/2014
	10/01/2012	10-year Options	28,272 options vest on 12/31/2014

Colin T. Severn	10/01/2012	Restricted Stock	2,557 shares vest on 12/31/2014

	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 13,369 shares were earned. 4,457 shares vest on 3/1/2014 and 4,456 shares vest on each of 3/1/2015 and 3/1/2016
	10/01/2012	5-year Options	1,482 options vest on 12/31/2014
	10/01/2012	10-year Options	4,726 options vest on 12/31/2014

Brian W. Doyle	10/01/2012	Restricted Stock	7,036 shares vest on 12/31/14

	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 32,086 shares were earned. 10,696 shares vest on 03/01/2014 and 10,695 shares vest on each of 03/01/2015 and 03/01/2016
	10/01/2012	5-year Options	4,075 options vest on 12/31/2014
	10/01/2012	10-year Options	12,965 options vest on 12/31/2014

Richard S. Robinson	10/01/2012	Restricted Stock	1,918 shares vest on 12/31/2014

	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 10,696 shares were earned. 3,566 shares vest on 3/1/2014 and 3,565 shares vest on each of 3/1/2015 and 3/1/2016
	10/01/2012	5-year Options	1,112 options vest on 12/31/2014
	10/01/2012	10-year Options	3,535 options vest on 12/31/2014

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of restricted stock awards for our NEOs, as applicable, for the year ended December 31, 2013. The vesting of stock awards does not indicate the sale of stock by an NEO.

	Option Awards		Stock Awards
Name	Number of securities acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)(1)
Matthew R. Zaist	—	—	14,359	(2)	317,908
Colin T. Severn			2,559		56,656
Brian W. Doyle			7,037		155,799
Richard S. Robinson	—	—	1,919		42,487

(1)	Represents the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 31, 2013, of $22.14 per share, multiplied by the number of shares that vested on such date.
(2)	Represents securities held by a limited liability company of which the reporting person and his spouse are the managers, and in which the reporting person’s trust holds a controlling interest

Pension Benefits

The NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company during the fiscal year ended December 31, 2013.

Nonqualified Deferred Compensation

The NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company during the fiscal year ended December 31, 2013.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our NEOs upon a “qualifying termination” of employment (a termination by us without cause or the executive’s resignation for good reason) or upon the executive’s termination of employment as a result of death or disability. As described above in “-Employment Agreements and Severance Benefits,” a resignation by the executive in connection with a “change of control” would be deemed a resignation for good reason. In the event an NEO is terminated for cause, by the NEO for any reason other than good reason, or, in the case of Messrs. Severn, Zaist and Doyle, due to death or disability, such NEO is not entitled to any severance payments or benefits. The amounts shown assume that such termination was effective as of December 31, 2013, the last business day of fiscal year 2013, and are only estimates of the amounts that would be paid to such NEOs. The actual amounts to be paid can be determined only at the time of such termination of employment.

Name, Type of Termination	Cash Severance ($)(1)	Unpaid Bonuses ($)(2)	Equity Acceleration ($)(3)	Benefits Continuation ($)(4)	Total ($)
General William Lyon
Qualifying Termination (no CIC)	2,000,000	125,000	—	17,793	2,142,793
Qualifying Termination + CIC	2,000,000	125,000	—	17,793	2,142,793
Death or Disability	1,000,000	125,000	—	17,793	1,032,793

William H. Lyon
Qualifying Termination (no CIC)	1,500,000	62,500	947,171	25,717	2,535,388
Qualifying Termination + CIC	1,500,000	62,500	947,171	25,717	2,535,388
Death or Disability	600,000	62,500	—	25,717	688,217

Matthew R. Zaist
Qualifying Termination (no CIC)	1,500,000	109,375	2,015,924	17,793	3,643,092
Qualifying Termination + CIC	1,500,000	109,375	2,015,924	17,793	3,643,092
Death or Disability	—	109,375	—	—	109,375

Colin T. Severn
Qualifying Termination (no CIC)	425,000	30,000	—	12,858	467,858
Qualifying Termination + CIC	425,000	30,000	436,270	12,858	904,128
Death or Disability	—	30,000	—	—	30,000

Brian W. Doyle
Qualifying Termination (no CIC)	600,000	51,563	—	12,858	664,421
Qualifying Termination + CIC	600,000	51,563	1,185,752	12,858	1,850,173
Death or Disability	—	51,563	—	—	51,563

Richard S. Robinson
Qualifying Termination (no CIC)	375,000	25,000	—	4,270	404,270
Qualifying Termination + CIC	375,000	25,000	341,904	4,270	746,174
Death or Disability	—	25,000	—	—	25,000

(1)	In the event of a “qualifying termination” of employment, represents an amount equal to: for each of General Lyon and Mr. Lyon, his base salary for eighteen months, plus the bonus earned in 2013; for Mr. Zaist, 1.5 times the sum of his annual salary plus target cash bonus for 2013; for each of Messrs. Severn, Doyle and Robinson, the sum of his annual salary plus target cash bonus for 2013. (Under the employment agreements for General Lyon and Mr. Lyon, severance amounts are calculated based on actual cash bonuses earned, while under the employment agreements for Messrs. Zaist, Severn, Doyle and Robinson, severance amounts are calculated based on target cash bonus.) In the event of a termination of General Lyon’s or Mr. Lyon’s employment due to death or disability, represents an amount equal to his base salary for twelve months, through the remainder of his scheduled term of employment.
(2)	Represents bonus amounts earned by the NEO that had not been paid prior to the date of termination.
(3)

Represents the intrinsic value of the accelerated vesting of all unvested stock options and restricted stock awards, based on the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 31, 2013, of $22.14 per share. Upon a termination of Mr. William H. Lyon’s employment by the Company without cause or by him for good reason, whether or not following a change of control of the Company, he is entitled to accelerated vesting in full of all outstanding shares of restricted stock, with such shares to be the target number of shares if such termination occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Mr. Zaist’s or Mr. Robinson’s employment by the Company without cause or by him for good reason, whether or not following a change in control of the Company, he is entitled to accelerated vesting in full of all outstanding restricted stock and stock option awards granted. Upon a termination of Mr. Severn’s or Mr. Doyle’s employment by the Company without cause or by him for good reason, in either case on or within twelve months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted.
(4)	Represents the value of the continuation of health benefits for the following number of months: twelve months for Messrs. Lyon, Lyon and Zaist, and six months for Messrs. Severn, Doyle and Robinson.

Director Compensation

Director Compensation Program. Our Executive Chairman and our Chief Executive Officer do not receive additional compensation for their service as directors. The Compensation Committee is responsible for the periodic review of fees and benefits paid to non-employee directors and for submitting any recommended changes to the Board. Our non-employee directors receive an annual cash retainer, payable in equal quarterly installments, as well as an equity award retainer, consisting of restricted shares of our Class A Common Stock vesting in equal quarterly installments following the grant date. The equity portion of the annual retainer for Messrs. Barr and Redleaf is paid in cash. The amount of the annual cash retainer for 2013 was $50,000 per year, and the amount of the annual cash retainer approved for 2014 is $50,000 per year. The grant date fair value of the annual equity retainer for 2013 was $75,000, and the grant date fair value of the annual equity retainer approved for 2014 is $90,000. Mr. Hunt, as the lead independent director, receives an additional annual cash retainer and annual equity award retainer, on the same payment and vesting schedule as the other retainers. In 2013, the amount of this additional cash and equity retainer were $50,000 and $25,000, respectively, and the amounts of such additional cash and equity retainers approved for 2014 are $50,000 and $25,000, respectively. For 2013, our non-employee directors also received a $1,500 fee for each Board and committee meeting attended in person and $1,000 for each meeting attended via teleconference. In 2014, upon recommendation of the Compensation Committee, the Board eliminated the per meeting fees as an element of non-employee director compensation. In addition, for 2013, the chairperson of the Audit Committee receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Compensation Committee receives a fee of $15,000 per year, payable $3,750 per calendar quarter, to serve in such capacity, the chairperson of the Nominating and Corporate Governance Committee receives a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, and other members of such committees receive a fee of $5,000 per year, payable $1,250 per calendar quarter, per committee for service on such committees, and such amounts remain unchanged as approved for 2014. Members of the Corporate Finance Committee receive an annual equity award retainer, consisting of restricted shares of our Class A Common Stock vesting in equal quarterly installments following the grant date. The grant date fair value of the annual equity award to members of the Corporate Finance Committee was $25,000 for 2013, and for 2014 was reduced to $15,000.

For 2013, the Board permitted each non-employee director, other than Messrs. Barr and Redleaf, to elect to receive his or her annual cash retainer in the form of restricted stock pursuant to each director’s election. Messrs. Hunt, Ammerman and Niemann and Ms. Carlson Schell each elected to receive their entire annual retainer, including the cash portion, in restricted shares. Messrs. Barr and Redleaf received their entire 2013 annual retainer in cash. For 2014, the Board permitted each non-employee director, other than Messrs. Barr and Redleaf, to elect to receive his or her annual cash fees, including the annual retainer and fees for committee service, in the form of restricted stock pursuant to each director’s election, so long as the election was for all of such cash fees. Messrs. Ammerman and Niemann and Ms. Carlson Schell each elected to receive their entire cash fees in restricted shares, and Mr. Hunt elected to receive his cash fees in cash. In connection with the compensation programs and elections described above, on March 1, 2013, the Company granted 8,913 restricted shares of our

Class A Common Stock to each of Messrs. Hunt, Ammerman and Niemann and Ms. Carlson Schell, which represents for each director a $75,000 value with respect to the equity award retainer and $50,000 value for the annual cash retainer. On the same date, the Company granted Mr. Hunt, the lead independent director, an additional 5,348 shares, which represents the value of his additional $50,000 cash retainer and $25,000 in equity compensation as lead independent director. Each of the restricted stock awards granted to the non-employee directors vested on a quarterly basis and vested in full on March 1, 2014. Each member of the Corporate Finance Committee was granted a restricted stock award on April 4, 2013, with a $25,000 value, which vested on a quarterly basis and vested in full on March 1, 2014.

For 2014, and in connection with the compensation programs and elections described above, the Company granted the following restricted shares of our Class A Common Stock to each of our non-employee directors, other than Messrs. Barr and Redleaf: 6,383 shares to Mr. Ammerman, 6,211 shares to Mr. Niemann, 3,968 shares to Mr. Hunt, and 5,866 shares to Ms. Carlson Schell, which represents the entire annual fee amount for all Board and committee service for Messrs. Ammerman and Niemann and Ms. Carlson Schell and the annual equity retainers for Board and lead independent director service for Mr. Hunt, and in each case vesting in equal quarterly installments and to vest in full on March 1, 2015.

Director Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our non-employee directors, requiring such directors to hold stock with a value equal to two times the director’s annual retainer value (both cash and equity award retainers). Under the terms of the Company’s stock ownership guidelines, directors must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the directors’ qualifying holdings meet or exceed the applicable retainer multiple. In addition, absent a waiver by the Company or undue hardship, directors may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable retainer multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held by the director or certain trusts or entities controlled by the director, (ii) held by a 401(k) or other qualified pension or profit-sharing plan for the director’s benefit and (iii) underlying vested restricted stock units. Each of our non-employee directors is in compliance with the Company’s stock ownership guidelines.

2013 Director Compensation. The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Douglas K. Ammerman	67,500	150,000	—	—	—	—	217,500
Michael Barr(3)	113,000	—	—	—	—	—	113,000
Gary H. Hunt	68,500	200,000	—	—	—	—	268,500
Matthew R. Niemann	61,500	150,000	—	—	—	—	211,500
Nathaniel Redleaf(4)	121,500	—	—	—	—	—	121,500
Lynn Carlson Schell	51,500	150,000	—	—	—	—	201,500

(1)

Represents: (i) a grant of restricted stock with a value of $125,000 per award for Messrs. Ammerman and Niemann and Ms. Carlson Schell, and with an award value of $200,000 for Mr. Hunt, representing the aggregate amount of the annual cash retainer and equity retainer for such individuals in accordance with the election described above, and including additional retainer amounts for Mr. Hunt for his service as lead independent director; and (ii) with respect to Messrs. Ammerman and Niemann and Ms. Carlson Schell, a grant of restricted stock related to their service on the Corporate Finance Committee, with a value of $25,000 per award for each such non-employee director. The number of shares underlying each such award was determined using the fair market value per share of Class A Common Stock as of the date of grant, which date was March 1, 2013 for the grants referenced in clause (i) of this footnote, and which date was

April 4, 2013 for the grants referenced in clause (ii) of this footnote, in each case of $14.025 as determined by the Board and giving effect to the Common Stock Recapitalization. Each of the restricted stock awards granted to our non-employee directors in 2013 vest in equal quarterly installments on each of June 1, September 1 and December 1, 2013 and March 1, 2014, in each case subject to the individual non-employee director’s continued service on the Board through such date.
(2)	None of the non-employee directors held any vested or unvested stock options as of the end of our 2013 fiscal year. The number of shares of unvested restricted stock held by each of our non-employee directors, as applicable, as of the end of our 2013 fiscal year is as follows: Mr. Ammerman—2,674 shares; Mr. Hunt—3,566 shares; Mr. Niemann—2,674 shares; Ms. Carlson Schell—2,674 shares.
(3)	Mr. Barr’s fees are paid to a fund affiliated with Paulson.
(4)	Mr. Redleaf’s fees are paid to a fund affiliated with Luxor.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2014 annual meeting of stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

THE COMPENSATION COMMITTEE

Matthew R. Niemann, Chairman

Douglas K. Ammerman

Gary H. Hunt

Lynn Carlson Schell

Equity Compensation Plan Information

The following table summarizes information about our equity securities that may be issued upon the exercise of options, warrants and rights under all our equity compensation plans, as of December 31, 2013. The non-compensatory warrant to purchase 1,907,550 shares of the Company’s Class B Common Stock issued in connection with the Plan is not included in the table below. For a description of the non-compensatory warrant, please see “Certain Relationships and Related Party Transactions-Amendment to Warrant.” All of the information in the table below gives effect to the Common Stock Recapitalization described elsewhere in this proxy statement.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	576,651	(1)	$8.6625	(2)	2,390,366	(3)
Equity compensation plans not approved by security holders	—		$—		—

Total	576,651		$8.6625		2,390,366

(1)	Represents outstanding options to purchase shares of Class A common stock of the Company.
(2)	Represents the exercise price of each of the 576,651 outstanding options to purchase shares of Class A common stock of the Company.
(3)	Represents the number of securities remaining available for issuance under the 2012 Plan.

PROPOSAL 3

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

(“SAY-ON-PAY VOTE”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers for the fiscal year ended December 31, 2013 (“NEOs”), as disclosed in this proxy statement. In considering their vote, we encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” section of this proxy statement and the tabular, and accompanying narrative, disclosure on pages 24 to 40.

Our executive compensation programs are designed to enable us to attract, motivate and retain highly qualified executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. We have implemented several important governance initiatives related to compensation practices, and as illustrated by the financial and operating results described in the “Compensation Discussion and Analysis” section of this proxy statement, 2013 represented a hallmark year for the Company.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Our Board has recommended every “one year” as the frequency of an advisory vote on the compensation of our named executive officers. In accordance with this recommendation and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good governance, the following resolution is submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of William Lyon Homes approve, on an advisory basis, the compensation of William Lyon Homes’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF

THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION

AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE

DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of the executive compensation of our NEOs. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

While we will continue to monitor developments in this area, the Board currently plans to seek an advisory vote on executive compensation every year. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our NEOs.

The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Board Recommendation

Based on the factors discussed, the Board determined to recommend that future say-on-pay votes occur every year until the next advisory vote on the frequency of future say-on-pay votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT EVERY 1 YEAR ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and a “related party.” For purposes of this policy, a “related party” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our voting securities.

Our related party transactions policy requires:

•	that any transaction in which a related party has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related party transaction,” and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the Audit Committee; and

•	that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the Compensation Committee of our Board or recommended by the Compensation Committee to the Board for its approval.

In connection with the review and approval or ratification of a related party transaction:

•	management must disclose to the Audit Committee or the disinterested members of the Audit Committee, as applicable, the material terms of the related party transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related party transaction will be required to be disclosed in our SEC filings. To the extent it is required to be disclosed, management must ensure that the related party transaction is disclosed in accordance with SEC rules; and

•	management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related party transaction constitutes a “personal loan” for purposes of Section 402 of Sarbanes-Oxley.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see “Executive Compensation—Employment Agreements and Severance Benefits.”

Indemnification Agreements and Liability Insurance Policy

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Transactions with Related Persons

We describe below transactions and series of similar transactions that have occurred since the beginning of the 2013 fiscal year to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

Note Receivable from Sale of Aircraft

Presley CMR, Inc., a California corporation (“Presley CMR”), and wholly owned subsidiary of William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”), entered into an Aircraft Purchase and Sale Agreement (the “PSA”), with an affiliate of General William Lyon, our Executive Chairman and Chairman of the Board, to sell the aircraft, owned by the Company. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million which was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million, which is included in receivables in the accompanying consolidated balance sheet. The closing of this sale occurred on September 9, 2009. The note is secured by the aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

Amendment to Warrant

In connection with the Plan, the Company issued a warrant (the “Class B Warrant”), to Lyon Shareholder 2012, LLC (“Lyon LLC”), an entity controlled by William H. Lyon, one of the Company’s directors and the Chief Executive Officer of the Company. Pursuant to the Class B Warrant, Lyon LLC may purchase up to 1,907,550 shares of our Class B Common Stock at $17.08 per share (after giving effect to the Common Stock Recapitalization described elsewhere in this proxy statement). The original term of the Class B Warrant was five years, and it would expire on February 24, 2017. In connection with the adoption of the Certificate of Incorporation in May 2013, the Class B Warrant was amended to extend the term to 10 years, and the Class B Warrant will now expire on February 24, 2022.

Land Acquisition Transaction

In October 2013, California Lyon acquired certain finished and unfinished lots at a master planned community located in Aurora, Colorado, for a cash purchase price of approximately $20.0 million, from an entity managed by an affiliate of Paulson. WLH Recovery Acquisition LLC, which is affiliated with, and managed by affiliates of, Paulson, holds over 5% of our outstanding Class A common stock. California Lyon participated in a competitive bidding process for the lots and we believe that the acquisition was on terms no less favorable than it would have agreed to with unrelated parties. The transaction was approved by the Audit Committee of our Board and by our full Board, with the exception of Mr. Barr, who recused himself from the vote because of his affiliation with Paulson. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, where he is responsible for all aspects of the real estate private equity business. Mr. Barr is also a partner in Paulson, which he joined in 2008, and a member of our Board.

Certain Family Relationships

William H. Lyon, one of the Company’s directors and the Chief Executive Officer of the Company, is the son of General William Lyon. General William Lyon is the Company’s Chairman of the Board and the Executive Chairman.

Director Independence

For a description of the independence determinations of the Board, see the section herein entitled “Director Independence.”

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2013, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2015 proxy statement, your proposal must be received by us no later than December 16, 2014, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2015 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 27, 2015 and no later than February 26, 2015. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 Attn: Investor Relations, or contact Investor Relations by telephone at 310-622-8223. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors

Jason R. Liljestrom

Vice President, General Counsel and Corporate Secretary

Newport Beach, California

April 15, 2014

WILLIAM LYON HOMES 4695 MACARTHUR COURT, 8TH FLOOR NEWPORT BEACH, CA 92660

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73569-P48183	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLIAM LYON HOMES The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of eight directors to serve for a term of office expiring at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified.			☐	☐	☐

	Nominees:
	01)	Douglas K. Ammerman	05)	William H. Lyon
	02)	Michael Barr	06)	Matthew R. Niemann
	03)	Gary H. Hunt	07)	Nathaniel Redleaf
	04)	General William Lyon	08)	Lynn Carlson Schell

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as the independent registered public accountants of William Lyon Homes for the fiscal year ending December 31, 2014.	☐	☐	☐

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers, as described in the proxy materials.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	Advisory (non-binding) vote to approve the frequency of future votes on executive compensation. ☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73570-P48183

WILLIAM LYON HOMES

Annual Meeting of Stockholders

May 27, 2014 at 10:00 AM local time

The Fairmont Hotel

4500 MacArthur Blvd.

Newport Beach, CA 92660

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 27, 2014

By signing the proxy, you revoke all prior proxies and appoint Matthew R. Zaist and Colin T. Severn and each of them acting in the absence of the other, with full power of substitution, to vote shares of Common Stock on the matter shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” IN PROPOSAL 4.

Continued and to be signed on reverse side